                             CFI PROSERVICES, INC.
                     CALCULATIONS OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               Three Months Ended March 31,
                                               --------------------------------------------------------
                                               1997                          1996
                                               --------------------------    --------------------------
                                               Primary     Fully Diluted     Primary     Fully Diluted
                                               --------------------------    --------------------------
Weighted Average Shares Outstanding
 For The Period                                      4,872        4,872           4,604         4,604

Dilutive Common Stock Options Using The
  Treasury Stock Method                                270          270             277           355
                                               --------------------------    --------------------------

Total Shares Used For Per Share Calculations         5,142        5,142           4,881         4,959

Net Income Applicable to Common Stock                  768          768             869           869
                                               --------------------------    --------------------------

Net Income Per Common Share                     $     0.15   $     0.15      $     0.18    $     0.18
                                               --------------------------    --------------------------
                                               --------------------------    --------------------------